Exhibit 99.1

Schnitzer Announces Third Quarter Fiscal 2017 Preliminary Results and Earnings Date

Third Quarter Earnings Conference Call 11:30 a.m. Eastern June 26, 2017

PORTLAND, Ore.--(BUSINESS WIRE)--June 15, 2017--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today announced preliminary results for its third quarter ended May 31, 2017. Schnitzer expects third quarter earnings per share from continuing operations to be in the range of $0.56 - $0.60 and adjusted earnings per share to be in the range of $0.52 - $0.56. These expected results would reflect a significant increase compared to fiscal 2017 second quarter earnings per share of $0.40 and adjusted earnings per share of $0.37, and the prior year third quarter earnings per share of $0.41 and adjusted earnings per share of $0.46. For a reconciliation of adjusted results to U.S. GAAP, see the table provided in the Non-GAAP Financial Measures section.

For the third quarter of fiscal 2017, Auto and Metals Recycling (AMR) is expected to achieve operating income in the range of $29 - $30 million, or operating income per ferrous ton of $30 - $31. AMR’s expected operating income would reflect an increase of approximately 12% sequentially and 10% from the prior year quarter, and would represent the best third quarter performance since fiscal 2012. Ferrous sales volumes are expected to be approximately 12% higher sequentially and 14% higher compared to the prior year quarter. Nonferrous sales volumes are expected to be approximately 32% higher both sequentially and compared to the prior year quarter. Average ferrous and nonferrous selling prices are expected to approximate second quarter levels and increase approximately 20% and 12%, respectively, compared to the prior year quarter. AMR’s third quarter results are expected to include an immaterial impact from average inventory accounting, which compares to a favorable impact of $4 million and $3 million in the second quarter and prior year quarter, respectively.

In the Steel Manufacturing Business (SMB), operating performance is expected to be approximately break-even, which would be an improvement of approximately $2 million sequentially and slightly below prior year operating income of $1 million. Sales volumes are expected to increase by approximately 33% sequentially and 6% from the prior year quarter. Average selling prices are expected to increase by approximately 5% sequentially and 9% from the prior year quarter. During the quarter, improved seasonal demand positively impacted sequential results, while continued pressure from low-priced imports limited increases in selling prices in a period of rising raw material costs which compressed SMB’s operating margins.

Operating cash flow is expected to be in the range of $40 - $45 million. Total debt was $184 million as of the end of the third quarter which is a reduction of $25 million, or 12%, from the second quarter. Debt, net of cash was $169 million as of the end of the third quarter which is a reduction of $30 million, or 15%, from the end of the second quarter. For a reconciliation of debt, net of cash, see the table provided in the Non-GAAP Financial Measures section.

Since the end of the third quarter, we integrated our SMB segment with AMR’s Oregon metals recycling operations, forming a new division, Cascade Steel and Scrap (CSS). This change in organizational structure is intended to enhance our flexibility, generate internal synergies, and enable us to more effectively adjust to market changes across our recycling and steel production operations. We expect to report the results of CSS operations as a single reportable segment beginning in the fourth quarter of fiscal 2017.

The preliminary information provided above is based on the Company’s current estimates of its financial results for the third quarter ended May 31, 2017 and remains subject to change based on final review of the Company’s third quarter financial results.

Schnitzer will report its third quarter fiscal 2017 financial results on Monday, June 26, 2017 and will webcast a conference call to discuss the performance at 11:30 a.m. Eastern on the same day. The webcast of the call and the accompanying slide presentation may be accessed on Schnitzer’s website under the Investor section Event Calendar at www.schnitzersteel.com/events. The call will be hosted by Tamara L. Lundgren, President and Chief Executive Officer, and Richard D. Peach, Senior Vice President, Chief Financial Officer and Chief of Corporate Operations.

Replay Information

Toll Free Dial: (855) 859-2056

Toll Free International Dial: (404) 537-3406

Conference ID: 28950688

Replay Available: 06/26/2017 to 7/01/2017

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in the United States with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes auto parts stores with approximately 5 million annual retail visits. The Company’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Non-GAAP Financial Measures

This press release contains expected performance based on adjusted diluted earnings per share from continuing operations attributable to SSI, which is a non-GAAP financial measure as defined under SEC rules. As required by SEC rules, the Company has provided reconciliations of this measure for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing adjusted non-GAAP financial measures provides a meaningful presentation of our results from business operations excluding adjustments for other asset impairment charges net of recoveries, restructuring charges and other exit-related activities, recoveries related to the resale or modification of previously contracted shipments, the non-cash write-off of debt issuance costs, and the income tax expense (benefit) associated with these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. Adjusted operating results in fiscal 2015 excluded the impact of the resale or modification of the terms, each at significantly lower prices due to sharp declines in selling prices, of certain previously-contracted bulk shipments for delivery during fiscal 2015. Recoveries resulting from settlements with the original contract parties, which began in the third quarter of fiscal 2016, are reported within SG&A expense in the quarterly statements of operations and are also excluded from the measure. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Diluted Earnings Per Share From Continuing Operations Attributable to SSI
	Quarter
	3Q17		2Q17	3Q16
	High	Low
Income per share from continuing operations attributable to SSI	$0.60	$0.56	$0.40	$0.41
Other asset impairment charges (recoveries), net, per share	(0.04)	(0.04)	—	—
Restructuring charges and other exit-related activities, per share	—	—	(0.02)	0.02
Recoveries related to the resale or modification of previously contracted shipments, per share	(0.01)	(0.01)	(0.01)	(0.01)
Non-cash write-off of debt issuance costs, per share	—	—	—	0.03
Income tax expense (benefit) allocated to adjustments, per share(1)	—	—	—	0.01
Adjusted diluted earnings per share from continuing operations attributable to SSI(2)	$0.56	$0.52	$0.37	$0.46

(1)	Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.
(2)	May not foot due to rounding.

Debt, Net of Cash
($ in thousands)

The following is a reconciliation of debt, net of cash (in thousands):

	February 28, 2017	May 31, 2017
Total debt	209,477	184,443
Less: cash and cash equivalents	9,830	15,209
Total debt, net of cash	$199,647	$169,234

Safe Harbor for Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “Company,” “Schnitzer,” and “SSI” refer to by Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; the Company’s outlook or expected results, including pricing, margins, sales volumes and profitability; strategic direction or goals; targets; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K, as supplemented in “Item 1A. Risk Factors” in Part II of subsequent Quarterly Reports on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; the cyclicality and impact of general economic conditions; instability in international markets; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and joint venture investment impairment charges; the realization of expected benefits or cost reductions associated with productivity improvement and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; changes in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of the consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of a cybersecurity incident; costs associated with compliance with environmental regulations; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Alexandra Deignan, 646-278-9711
ir@schn.com
www.schnitzersteel.com